UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2008

Cargo Connection Logistics Holding, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-28233	65-0510294
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

600 Bayview Avenue, Inwood, New York	11096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 239-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.          Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On May 5, 2008, Cargo Connection Logistics Holding, Inc., a Florida corporation

(the “Company”) received a written notice of default from Pacer Logistics LLC (“Pacer”) pursuant to a Security Agreement, dated December 28, 2005. The notice of default, dated April 29, 2008 (the “Notice”), stated that the balance due on three convertible debentures payable to Pacer was in excess of $4,000,000. The Notice provided that Pacer will conduct a “self-help” foreclosure ten days from the date of the Notice.

The Company is in default of certain obligations, in the aggregate amount of $3,670,389 to Pacer as assignee of all right, title and interest of YA Global Investments, LP (“YA Global”), including as assignee of Montgomery Equity Partners Ltd. (“Montgomery”), with respect to the Companies’ obligations (collectively the “Outstanding Obligations”) under the:

•	Secured Convertible Debenture, dated December 28, 2005, issued to Montgomery in the principal amount of $1,750,000;
•	Investor Rights Registration Agreement, dated December 28, 2005, by and between the Company and Montgomery.
•	Secured Convertible Debenture, dated February 13, 2006, issued to Montgomery in the principal amount of $600,000;
•	Security Agreement, dated December 28, 2005, whereby the Company and certain of its subsidiaries secured obligations to Montgomery in the amount of $2,350,000;
•	Secured Convertible Debenture, dated November 17, 2007, issued to YA Global, in the principal amount of $46,500;

The Outstanding Obligations are secured by the assets of the Company and its subsidiaries. Accordingly, the Company’s operations may be severely reduced if the foreclosure proceeds.

Pacer has extended the deadline for the foreclosure until May 13, 2008. The Company is attempting to negotiate a resolution of this matter pursuant to which Pacer will foreclose primarily on the Company’s Cargo Connection Logistics Corp. subsidiary and will assume certain liabilities, of which no assurance can be given.

Item 9.01	Exhibits

Exhibit

Number	Description

99.1	Letter from Keith A. Rodriguez, counsel to Pacer, dated April 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2008	Cargo Connection Logistics Holding, Inc.

By:	/s/ Scott Goodman
Scott Goodman
Chief Financial Officer